Exhibit 10.7
FIRST AMENDMENT
TO
DEALERTRACK HOLDINGS, INC.
EMPLOYEES’ DEFERRED COMPENSATION PLAN
A. The DealerTrack Holdings, Inc. Employees’ Deferred Compensation Plan, effective as of June 30, 2005 (the “Plan”) is hereby amended as follows:
     1. Section 1.16 is hereby amended by deleting said Section in its entirety and substituting the following in lieu thereof:
     “1.16 ‘Fair Market Value’ means, as of any given date, (a) if Common Stock is traded on an exchange, the closing price of a share of Common Stock as reported in the Wall Street Journal for such date, or if there is no closing price for the Common Stock on the date in question, then the Fair Market Value shall be the first trading date immediately prior to such date during which a sale occurred; or (b) if Common Stock is not publicly traded, the fair market value established by the Board acting in good faith.”
     2. Section 2.1 is hereby amended by deleting the second sentence thereof and substituting the following in lieu thereof:
     “Any person who shall become an Employee during any Plan Year, and who previously is not eligible to make any deferral elections under any nonqualified deferred compensation plan that would be aggregated with this Plan under Section 409A, may elect, no later than thirty (30) days after the Employee becomes eligible to participate in the Plan, to defer payment of all or a specified part of such Bonuses payable with respect to services rendered after the date of election (and, to the extent set forth in Section 2.2, for any succeeding Plan Years until the Employee ceases to be an Employee).”
     3. Section 2.5 is hereby deleted in its entirety.
B. Except as amended herein, the Plan is confirmed in all other respects.
C. The Effective Date of this First Amendment is as of January 1, 2007.